Exhibit 99.1

COMPENSATION AND FEES TO GENERAL PARTNERS AND AFFILIATES

The following table sets forth the types and estimates of the amounts of all fees, compensation, income, distributions and other payments that the General Partners and their Affiliates will or may receive in connection with the business and operations of the Partnership and the Operating Partnerships. SUCH FEES, COMPENSATION, INCOME, DISTRIBUTIONS AND OTHER PAYMENTS WERE NOT DETERMINED BY ARM'S LENGTH BARGAINING. See "Conflicts of Interest." In addition to the following items of compensation and other payments, each Developer General Partner that is not an Affiliate of a General Partner may be entitled to certain compensation for services rendered and the sale of Operating Partnership Interests, reimbursement for expenses advanced and distributive shares of Operating Partnership income and profit. See "Investment Objectives and Policies-7% Guaranteed Cash Return and 8% Preferred Return" and "Profits, Losses and Distributions."

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount

OFFERING STAGE

Selling Commissions	Selling Agent, an Affiliate of the Hutton General Partner
Up to 7% of the aggregate purchase price of Units sold by the Partnership; actual amount depends upon number of Units sold; maximum of $7,000,000 if the Additional Right is exercised in full and all Units are sold without any quantity discount.(1)

Non-Accountable Organization and Offering Expenses Allowance	General Partners and/or the Selling Agent, an Affiliate of the Hutton General Partner
Non-accountable expense allowance in respect of expenses incurred in connection with or related to the formation and qualification of the Partnership and the offering and sale of Units in an amount equal to 3.0% of the Gross Proceeds ($300,000 if the minimum number of Units is sold, $1,500,000 if the maximum number of Units is sold, and $3,000,000 if the Additional Right is exercised in full).(2)

ACQUISITION STAGE

Acquisition Fees and Reimbursement of Acquisition Expenses	General Partners
Up to 4% of the Gross Proceeds in reimbursement of the actual expenses incurred in connection with the acquisition by the Partnership of Operating Partnership Interests and in consideration of the services of the General Partners in selecting and evaluating Operating Partnerships for acquisition by the Partnership, negotiating the terms of the Partnership's acquisition of Operating Partnership Interests, and closing the acquisition of Operating Partnership Interests by the Partnership; up to $400,000 if the minimum number of Units is sold, $2,000,000 if the maximum number of Units is sold, and $4,000,000 if the Additional Right is exercised in full.(3)

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount

Acquisition Payments in Connection With Partnership Acquisition of Carrollton Partnership Interest	Developer General Partner of the Carrollton Partnership (an Affiliate of the WRC General Partner)
A maximum of $1,799,304 payable in connection with the acquisition of an Operating Partnership Interest in the Carrollton Partnership by the Partnership; see "Specified Investments—Operating Partnership Interest."

OPERATIONAL STAGE

Reimbursement of Partneship Investor Services Expenses	General Partners
Actual expenses incurred in connection with the maintenance by the Partnership of its books and records and the preparation and distribution to Limited Partners of the reports and other information described under "Reports" in amounts up to the lesser of (i) 0.5% of the Gross Proceeds annually (as adjusted in accordance with a consumer price index) or (ii) cost or 90% of the amount that an independent third party would charge for such services. Any excess General Partner expenses will be payable by the General Partners other than from Partnership funds. The General Partners reserve the right to engage unaffiliated third parties to perform such functions on behalf of the Partnership, in which case the fees and expenses of such third parties will be borne by the Partnership and will not be subject to such annual limit of 0.5% of the Gross Proceeds. The maximum annual dollar amount that may be reimbursed to the General Partners is expected to be $50,000 if the minimum number of Units is sold, $250,000 if the maximum number of Units is sold, and $500,000 if the Additional Right is exercised in full.

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount

Reimbursement of (i) the actual costs of goods and materials used for or by the Partnership and supplied by persons not affiliated with the General Partners, (ii) the allocable portion of certain salaries and benefits, and direct travel, meals, lodging and telephone expenses of employees (i.e., non-controlling persons) of the General Partners on Partnership business, and (iii) direct out-of-pocket expenses incurred for legal, accounting, bookkeeping, computer, printing and public relations services.

	General Partners	The lesser of (i) actual costs incurred, or (ii) 90% of the amount that an independent third party would charge for such services.

Property Management Fee	Wilder Richman Management Corp. ("WRMC"), an Affilate of the WRC General Partner
In consideration of the property management services to be provided by WRMC, an amount equal to up to 5% of the gross revenues derived by each Operating Partnership from its Complex (not including any Guaranteed Investment Contract Return of the Operating Partnerships), but not in excess of the property management fees that would be charged by an independent third party rendering comparable services in the same geographic location and that could reasonably be made available to the Operating Partnership. From such amount, WRMC will be required to discharge all fees and expenses incurred in connection with bookkeeping services and fees paid to non-related persons for property management services. WRMC may only be involved in the management of the Fieldpointe Complex. Actual amounts to be received depend upon the results of operations of the Complexes and cannot be estimated at this time.(4)

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount

Special Limited Partner Share of Distributions of Operating Cash Flow by the Operating Partnership Developer General Partner Share of Distributions of Operating Cash Flow by the Carrollton Partnership	Special Limited Partner, an Affiliate of the General Partners Developer General Partner of the Carrollton Partnership, an Affiliate of the WRC General Partner
0.1% of all distributions by the Operating Partnerships of operating cash flow from the Complexes for any fiscal year.

Up to 1% of all distributions by Carrollton Partnership of operating cash flow from the Fieldpointe Complex for any fiscal year until the Partnership has received, and such portion of the Guaranteed Investment Contract Return with respect to the Carrollton Partnership as is not necessary to provide, such distributions in an amount sufficient to permit the Partnership to make distributions to the Limited Partners in satisfaction of their 8% Preferred Return for such year (to the extent allocable to the Partnership's Allocable Gross Proceeds invested in such Operating Partnership) and then 24.9% of such distributions of operating cash flow; actual dollar amount depends upon the operations of the Carrollton Partnership and is not determinable at this time.

Distributive Share of Distributions of Cash Available for Distribution by the Partnership	General Partners
1% of all distributions by the Partnership of Cash Available for Distribution for any year until the Limited Partners have received distributions of Cash Available for Distribution for such year in an amount equal to their 8% Preferred Return for such year; thereafter 99% of all distributions of Cash Available for Distribution by the Partnership for such year until the General Partners have received distributions of Cash Available for Distribution from the Partnership for such year equal to 10% of the aggregate amounts distributed to Limited Partners for such year in satisfaction of their 8% Preferred Return; and then 10% of all distributions by the Partnership of Cash Available for Distribution for such year; actual amounts received depend upon the results of operations of the Partnership and cannot be estimated at this time. See "Profits, Losses and Distributions."

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount

Interest and Other Financing Charges or Fees on Voluntary Loans, if any	General Partners and Affiliates
An amount not in excess of the interest or other financing charges or fees that would be charged by unrelated lending institutions on comparable loans for the same purpose and the same locality; actual amounts depend upon whether Voluntary Loans are made, and the circumstances thereof, and cannot be determined at this time.

SALE OR REFINANCING STAGE

Disposition Fees	General Partners and Affiliates
Up to 2% of the amount realized by the Partnership in connection with the sale or disposition of Complexes or Operating Partnership Interests but in no event more than the lesser of (i) one-half of the competitive real estate commission, and (ii) 3% of such sales price less all amounts payable to unaffiliated real estate brokers in connection with such sale; receipt of the disposition fees will be subordinated to the distribution of Sale or Refinancing Proceeds by the Partnership to the Limited Partners of an aggregate amount equal to all of their Capital Contributions plus their 8% Preferred Return (as such 8% Preferred Return may have been satisfied through prior distributions of Cash Available for Distribution); actual amounts depend upon the sales prices of Complexes and are not determinable at this time.

Special Limited Partner Share of Proceeds of Sale of Refinancing of Complexes by the Operating Partnerships	Special Limited Partner, an Affiliate of the General Partners	0.1% of all distributions by each Operating Partnership of the net proceeds of the Sale or Refinancing of Complexes.

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount

Developer General Partner Share of Proceeds of Sale or Refinancing of the Carrollton Partnership	Developer General Partner of the Carrollton Partnership, an affiliate of the WRC General Partner
Up to 1% of all distributions by the Carrollton Partnership of the net proceedsof the sale or refinancing of the Carrollton Complex until the Partnership has received such distributions in an aggregate amount equal to (i) the aggregate amount required to be distributed to the Partnership in order to permit the Partnership to satisfy the Limited Partners' 8% Preferred Return (to the extent allocable to the Partnership's Allocable Gross Proceeds with respect to such Operating Partnership) on a cumulative basis (less the amount of any distributions to the Partnership of Guaranteed Investment Contract Return and/or operating cash flow of such Operating Partnerships), and (ii) the amount of the Partnership's Allocable Gross Proceeds with respect to such Operating Partnership, and thereafter, 24.9% of such Operating Partnership distributions of net sales or refinancing proceeds; actual amounts depend upon the results of operations of the Carrollton Partnership and cannot be determined at this time.

Distributive share of Sale or Refinancing Proceeds distributed by the Partnership	General Partners
1% of all distributions of Sale or Refinancing Proceeds by the Partnership until the Limited Partners have received distributions of Sale or Refinancing Proceeds from the Partnership in an aggregate amount equal to (i) their 8% Preferred Return for any year not theretofore satisfied through the distribution by the Partnership to Limited Partners of Cash Available for Distribution and prior distributions of Sale or Refinancing Proceeds and (ii) an amount equal to the aggregate Capital Contributions of the Limited Partners (as reduced by prior distributions of Sale or Refinancing Proceeds and returns of uninvested capital); thereafter, 10% of such distributions of Sale or Refinancing Proceeds. See "Profits, Losses and Distributions."

(1)
The maximum Selling Commissions shown are subject to certain quantity discounts. See "The Offering and Plan of Distribution." Although amounts rebated to Limited Partners may vary according to the number of Units purchased by a given Limited Partner, the proceeds to the Partnership net of Selling Commissions and quantity discounts, if any, will be the same.

(2)
Such expenses include, but are not limited to, the expenses of registration and qualification of the Units under applicable Federal and state laws and of the marketing, distribution, sales and processing of the Units. From their non-accountable Organization and Offering Expense reimbursement allowance, the General Partners will be required to pay all Organization and Offering Expenses. The General Partners will pay all Organization and Offering Expenses in excess of an amount equal to 3.0% of the Gross Proceeds other than from Partnership sources.

(3)
Acquisition Fees will be paid in connection with acquisitions of Operating Partnership Interests on a proportional basis. In no event will the aggregate of all Acquisition Fees exceed an amount such that the amount of the Partnership's Front End Fees result in a commitment to (a) the acquisition of Operating Partnership Interests (including amounts contributed by the Partnership to Operating Partnerships for application to the Operating Partnerships' acquisition of Guaranteed Investment Contracts) and (b) Reserves up to 5% of the Gross Proceeds of an aggregate amount less than the greater of (x) 67% of Gross Proceeds and (y) 80% of the Gross Proceeds reduced by 0.1625% for each 1% of indebtedness encumbering the Complexes (e.g., 80% indebtedness: 80 x .1625% = 13%; 80% - 13% = 67%). For this purpose, amounts committed to the acquisition of Operating Partnership Interests will not include Front End Fees or Reserves of the Partnership in excess of 5% of Gross Proceeds.

(4)
The payment of Property Management Fees to Wilder Richman Management Corporation for any period will be subordinated to the extent necessary to avoid cash flow deficits in such period by the Carrollton Partnership. See "Investment Objectives and Policies—Structure of Investments in Operating Partnerships" and "Specified Investments—Carrollton Garden Apartments—Management."